UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Ring Energy, Inc.

(Name of Issuer)

Class A common stock, par value $0.001 per share

(Title of Class of Securities)

76680V108

(CUSIP Number)

Harsha Marti

General Counsel

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

(212) 878-0600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 8, 2024

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus & Company US, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Partners II (US), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) Energy LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) Energy GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P)-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP Energy Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP Energy Partners Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) XII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) XII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-1, L.P..
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII (E&P) Partners (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII (E&P) Partners (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII-E (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII-D (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON PN

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,520,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 35,520,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,520,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9%
14	TYPE OF REPORTING PERSON OO

1	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

Item 1. Security and Issuer.

This Amendment No. 5 to Schedule 13D (the “Statement”) relates to the shares of Common Stock, $0.001 par value per share (“Common Stock”), of Ring Energy, Inc., a Nevada corporation (the “Issuer”), whose principal executive office is located at 1725 Hughes Landing Blvd. Suite 900, The Woodlands, Texas 77380. This Amendment amends the Schedule 13D (the “Original Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2022, Amendment No. 1, filed with the SEC on October 31, 2022 (“Amendment No. 1”), and Amendment No. 2, filed with the SEC on August 25, 2023 (“Amendment No. 2,”), Amendment No. 3, filed with the SEC on March 6, 2024 (“Amendment No. 3”), and Amendment No. 4, filed with the SEC on September 20, 2024 (“Amendment No. 4”), and together with the Original Schedule 13D, the “Schedule 13D”). All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D. Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a)– (b) The information relating to the beneficial ownership of the Common Stock by each of the Reporting Persons set forth in Rows 7 through 13 of the cover pages hereto is incorporated by reference herein and is as of the date hereof. Such information assumes there are 198,172,372 shares of Common Stock outstanding as of August 6, 2024, as reported on the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2024.

On October 8, 2024, certain of the Reporting Persons sold an aggregate of 4,400,000 shares of Common Stock at a price of $1.62 per share pursuant to Rule 144 under the Securities Act of 1933 (the “Rule 144 Sale”), including: 1,242,120 shares sold by Warburg Pincus Energy (E&P)-A, L.P.; 792,660 shares sold by WP Energy Stronghold Holdings, L.P.; 64,900 shares sold by WP Energy Partners Stronghold Holdings, L.P.; 75,020 shares sold by Warburg Pincus Energy (E&P) Partners-A, L.P.; 25,300 shares sold by Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC; 803,990 shares sold by Warburg Pincus Private Equity (E&P) XII (A), L.P.; 19,294 shares sold by Warburg Pincus Private Equity (E&P) XII-D (A), L.P.; 29,194 shares sold by Warburg Pincus Private Equity (E&P) XII-E (A), L.P.; 52,580 shares sold by WP XII (E&P) Partners (A), L.P.; 1,147,058 shares sold by WP XII Stronghold Holdings, L.P.; 135,300 shares sold by Warburg Pincus XII (E&P) Partners-1, L.P.; and 12,584 shares sold by Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC.

Following the Rule 144 Sale, the shares of Common Stock are directly held as follows: 10,027,478 shares by Warburg Pincus Energy (E&P)-A, L.P.; 6,399,044 shares by WP Energy Stronghold Holdings, L.P.; 523,929 shares held by WP Energy Partners Stronghold Holdings, L.P.; 605,627 shares held by Warburg Pincus Energy (E&P) Partners-A, LP; 204,244 shares held by Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC; 6,490,509 shares held by Warburg Pincus Private Equity (E&P) XII (A), L.P.; 155,758 shares held by Warburg Pincus Private Equity (E&P) XII-D (A), L.P.; 235,679 shares held by Warburg Pincus Private Equity (E&P) XII-E (A), L.P.; 424,472 shares held by WP XII (E&P) Partners (A), L.P.; 9,260,054 shares held by WP XII Stronghold Holdings, L.P.; 1,092,260 shares held by Warburg Pincus XII (E&P) Partners-1, L.P.; and 101,589 shares held by Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC.

Warburg Pincus is the general partner of Warburg Pincus Partners II (US), L.P., which is the managing member of Warburg Pincus (E&P) Energy LLC and Warburg Pincus (E&P) XII LLC. Warburg Pincus (E&P) Energy LLC is the general partner of Warburg Pincus (E&P) Energy GP, L.P., which is the general partner of Warburg Pincus Energy (E&P)-A, L.P., WP Energy Stronghold Holdings, L.P., WP Energy Partners Stronghold Holdings, L.P., Warburg Pincus Energy (E&P) Partners-A, L.P., and Warburg Pincus Energy (E&P) Partners-B, L.P. Warburg Pincus Energy (E&P) Partners-B, L.P. is the managing member of Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC. Warburg Pincus (E&P) XII LLC is the general partner of Warburg Pincus (E&P) XII, L.P., which is the general partner of Warburg Pincus XII (E&P) Partners-1, L.P., Warburg Pincus XII (E&P) Partners-2, L.P., WP XII Stronghold Holdings, L.P., WP XII (E&P) Partners (A), L.P., WP XII (E&P) Partners (B), L.P., Warburg Pincus Private Equity (E&P) XII (A), L.P., Warburg Pincus Private Equity (E&P) XII-D (A), L.P., and Warburg Pincus Private Equity (E&P) XII-E (A), L.P. Warburg Pincus XII (E&P) Partners-2, L.P. is the managing member of Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC (Warburg Pincus and the other entities listed in this paragraph, collectively, the “Warburg Entities”). In such capacities, each of the Warburg Entities may be deemed to beneficially own the reported securities.

Effective as of May 23, 2024, there are no directors serving on the board of directors of the Issuer pursuant to the previously disclosed Director Nomination Agreement, dated August 31, 2022.

Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein (except for such securities directly held by such Reporting Person) and this report shall not be deemed an admission that the Reporting Persons are the beneficial owners of such securities for purposes of Section 13 or for any other purposes.

(c) Except for the Rule 144 Sale, the Reporting Persons have not effected any transactions related to the Common Shares since the filing of Amendment No. 4.

(d) None.

(e) None.

Item 7. Materials to be Filed as Exhibits.

Exhibit 24.1	Joint Filing Agreement, dated as of September 20, 2024, among the Reporting Persons, incorporated by reference to Exhibit 24.1 to Amendment No. 4 to the Schedule 13D.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 9, 2024

WARBURG PINCUS (E&P) ENERGY GP, L.P.

By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) ENERGY LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P)-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-D (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-E (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII (E&P) PARTNERS (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII (E&P) PARTNERS (B), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-1, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII, L.P.

By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PARTNERS II (US), L.P.

By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS & COMPANY US, LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP ENERGY STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Waburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP ENERGY PARTNERS STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Waburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B STRONGHOLD, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2 STRONGHOLD, LLC

By:	Warburg Pincus XII (E&P) Partners-2, L.P., its managing member
By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS & CO.

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory